Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 2, 2021	October 31, 2020

Assets

Current assets:
Cash and cash equivalents	$255,965	$278,665
Accounts receivable	143,923	134,470
Inventories	56,384	57,269
Other current assets	39,336	29,735

Total current assets	495,608	500,139

Property, plant and equipment, net	717,426	631,475
Intangible assets, net	1,356	3,437
Other assets	51,599	53,131

Total assets	$1,265,989	$1,188,182

Liabilities and Equity

Current liabilities:
Debt	$25,658	$13,678
Accounts payable and accrued liabilities	133,629	129,261

Total current liabilities	159,287	142,939

Long-term debt	88,444	54,980
Other liabilities	27,441	27,997

Photronics, Inc. shareholders' equity	821,392	804,962
Noncontrolling interests	169,425	157,304
Total equity	990,817	962,266

Total liabilities and equity	$1,265,989	$1,188,182